Exhibit 99.1

(CATALINA MARKETING LOGO)

NEWS

CONTACT: FOR IMMEDIATE RELEASE

Christopher W. Wolf
Executive Vice President and Chief Financial Officer
(727) 579-5218

Joanne Freiberger
Vice President, Finance
(727) 579-5116

PHILIP B. LIVINGSTON ELECTED TO BOARD OF DIRECTORS
OF CATALINA MARKETING CORPORATION

ST. PETERSBURG, Fla., September 12, 2003 – Catalina Marketing Corporation (NYSE: POS) announced today that Philip B. Livingston, 46, chief financial officer and director of World Wrestling Entertainment, Inc. (NYSE: WWE), has been elected to the company’s board of directors, increasing the board to eight members. Mr. Livingston will also serve as a member of the company’s audit committee.

Prior to joining WWE in March of this year, Mr. Livingston was president and chief executive officer of Financial Executives International (“FEI”), where he had significant participation in the formulation and passage of the Sarbanes Oxley Act of 2002 and directly authored sections 406 and 407 of that law regarding ethical codes of conduct for corporate financial officers and audit committee financial experts. Before joining FEI in 1998, Mr. Livingston was employed by Catalina Marketing, serving as the company’s senior vice president and chief financial officer until November 1998. Mr. Livingston also previously served as vice president and chief financial officer for Celestial Seasonings. Prior to his tenure at Celestial Seasonings, Mr. Livingston held financial and accounting positions with Genentech, Inc. and Arthur Young and Company. Mr. Livingston is a Certified Public Accountant.

Mr. Livingston serves as a director of WWE, and a director and chair of the audit committee of Cott Corporation (NYSE: COT), a $1.4 billion manufacturer of private label carbonated soft drinks. Mr. Livingston is also a director and chairman of the audit committee of Insurance Auto Auction Inc. (NASD: IAAI), a leading provider of automotive salvage and claims processing services.

Commenting on the announcement, Daniel D. Granger, chairman and chief executive officer, said, “We are pleased to welcome Phil Livingston to our Board and back to the company. Phil’s extensive financial experience, strong leadership skills and industry knowledge will be a tremendous resource to our company. Phil is one of the most outspoken leaders in the area of ethical corporate conduct and we look forward to working with him in ensuring that Catalina and its Board lead our industry with the highest ethical standards.”

Based in St. Petersburg, Fla., Catalina Marketing Corporation (www.catalinamarketing.com) provides a wide range of behavior-based marketing services for manufacturers and retailers. These behavior-based marketing services are provided by interrelated operating groups that strive to influence purchase behavior of consumers wherever and whenever they make purchase decisions. Through these operating groups, Catalina Marketing Corporation is able to reach consumers internationally and domestically — in-store, using incentives, loyalty programs and advertising messages, and at-home, through direct mail and sampling. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, is never sold or given to any outside party without the express permission of the consumer.

Certain statements in the preceding paragraphs are forward looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods and pharmaceutical manufacturers for the issuance of certain product coupons and other promotions, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s store network, the policies and programs of the company’s retail partners, the success of new services and businesses and the pace of their implementation, and the company’s ability to maintain favorable client relationships.